UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 21, 2012

HCC INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13790	76-0336636
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

13403 Northwest Freeway

Houston, Texas 77040

(Address of principal executive offices, including zip code)

(713) 690-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The information included in Item 5.02 of this Current Report is incorporated by reference into this Item 1.01.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2012, HCC Insurance Holdings, Inc. (the “Company”) announced that William N. Burke had been hired to serve as Executive Vice President and Chief Operating Officer of the Company, effective March 24, 2012.  In addition, it is expected that the Company’s Board of Directors (the “Board”) will appoint Mr. Burke as President on or before May 31, 2013, when it is anticipated that Christopher J.B. Williams, the Company’s President, will be appointed as Chief Executive Officer. A copy of the press release announcing the appointment of Mr. Burke as Executive Vice President and Chief Operating Officer is attached to this Current Report on Form 8-K (this “Current Report”) as Exhibit 99.1 and incorporated herein in its entirety by reference thereto.

Mr. Burke, 56, most recently served as Chief Operating Officer of Aon Risk Solutions - US Retail, a leading global provider of risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing.  Prior to that time, Mr. Burke spent 30 years serving in various leadership roles Aon Corporation and its successors, with responsibility for leading Aon’s US retail organization and developing property, offshore/onshore energy, surety, D&O liability and primary and excess casualty business lines.  Mr. Burke began his career in 1977 with Home Insurance Company, a property and casualty insurer.

In connection with his hiring, the Company entered into an employment agreement with Mr. Burke (the “Employment Agreement”), effective March 24, 2012.  Pursuant to the terms of the Employment Agreement, Mr. Burke will receive an annual base salary of $750,000 (increasing to $1,000,000 upon his appointment as President) during the 4-year term of the agreement.  In addition, Mr. Burke will be eligible to receive an annual cash performance award under the Company’s 2008 Flexible Incentive Plan.  Mr. Burke is also entitled to certain perquisites, including supplementary term life insurance and, upon his appointment as President, personal travel on the corporate aircraft.

In the event that Mr. Burke’s employment is terminated without Cause or for Good Reason (as such terms are defined in the Employment Agreement), Mr. Burke will receive (i) a discounted lump sum equal to the base salary due for the remainder of the employment term, plus (ii) an amount equal to (a) the average of the annual bonuses that were paid to Mr. Burke for the two calendar years prior to termination, or (b) in the event of a termination for Good Reason prior to his appointment as President or resulting from his failure to be appointed as President by June 1, 2013, the average of the annual bonuses that were paid to Mr. Burke for the two calendar years prior to termination, but in no case less than 50% of Mr. Burke’s base salary, or (c)  in the event of a termination for Good Reason resulting from his termination or replacement as President, the aggregate of the base salary and annual bonus received by Mr. Burke for the two calendar years prior to termination. In the event that Mr. Burke’s employment is terminated due to disability or death, Mr. Burke or his estate, as applicable, will receive a discounted lump sum equal to his base salary for 18 months.  The Employment Agreement also contains certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination).

The foregoing does not constitute a complete summary of the terms of the Employment Agreement.  The description of the terms of the Employment Agreement is qualified in its entirety by reference to such document.  A copy of the Employment Agreement is attached to this Current Report as Exhibit 10.1 and is incorporated herein in its entirety by reference thereto.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

No.	Exhibit
10.1	Employment Agreement, dated March 21, 2012, between HCC Insurance Holdings, Inc. and William N. Burke

99.1	Press Release, dated March 21, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC Insurance Holdings, Inc.

By:	/s/ Alexander M Ludlow
Alexander M Ludlow
Associate General Counsel & Assistant Secretary

DATED:  March 26, 2012